Exhibit 10.1

WOLVERINE TUBE, INC. A WORLD-CLASS QUALITY PARTNER	WOLVERINE TUBE, INC.

August 14, 2008

Via e-mail

Mr. Stephen L. Rudd
2407 Crown Circle SE
Decatur, AL 35603

PERSONAL & CONFIDENTIAL

Dear Steve:

I am very pleased to extend to you an offer for the position of Senior Vice President, Strategic Marketing & Product Development of Wolverine Tube, Inc. on the terms set forth below.

1.	This position is located in the Huntsville / Madison County, Alabama area and will report directly to the President and Chief Operating Officer.

2.	We offer an annual base salary of $ 235,000.

3.	We will provide a $20,000 (gross) sign-on bonus, payable within the first thirty (30) days of employment.

4.
You will be included in our Annual Performance Incentive Plan beginning in 2008, as appropriate and consistent with the terms of that program. Your “target” performance level will be forty percent (40%), as set forth in accordance with such plan. This incentive will be determined by Wolverine’s EBITDA performance and mutually agreed-upon metrics that will define your success.

5.
You will be eligible for an initial equity grant of 200,000 stock options with a strike price of $1.49; 200,000 stock options with a strike price of $0.95; and, 240,000 stock options with a strike price of $0.74, as appropriate and consistent with the terms of The Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan (“Plan”), at the discretion of the Compensation Committee of the Board of Directors. Options under the Plan will vest over a 5 year period from date of grant, at the rate of 20% on each anniversary of the grant date.

5.	You will be entitled to a restricted stock grant of 20,000 shares, which will vest in equal installments over a 5-year period.

6.	You will be entitled to a monthly car allowance of $750.00.

7.
Wolverine’s current health care and dental plan provisions are provided through Blue Cross Blue Shield of Alabama. The company and employee share in the cost of the program. As an executive, you will also be entitled to our executive supplemental health insurance program.

8.
You are eligible to participate in the Company’s 401(k) plan after 45 days of employment. The company match is currently 50% of the first 2%. You are fully vested in the company match after 4 years of service. Wolverine with contribute an additional 3% of pay after you have been employed 6 months which is not dependent upon a contribution from you. After one year of employment, you will also be eligible to receive a “Success Share Contribution” which is based on the Company’s financial success and is paid annually. These and other benefits may be changed from time to time by the Company.

9.
You will be entitled to three weeks’ paid vacation each year, which will accrue in accordance with the Company’s vacation policy. You will be entitled to four weeks after 10 years and five weeks after 20 years.

10.
The Company’s short-term disability policy will provide 100% income protection for the 1st ninety days and 60% income protection for the next 90 days which is provided to you at no cost. Our group long-term disability policy will provide 60% income protection up to $5,000 per month  beginning on the 181st day to include base pay. You will have the option to purchase additional long-term disability insurance to fill the gap between the $5,000 per month cap and 60% of your actual base and bonus. The long term disability plan is fully contributory in order to allow you to receive benefits under the plan tax-free.

11.
Our current company-provided life insurance is two times your annual base salary with a $500,000.00 cap. In addition to this, you have the option to purchase additional life insurance up to one times your annual base salary.

12.	You will be eligible to participate in financial counseling services provided by The Ayco Company, L.P.

13.
In the event of termination of your employment, other than for cause, you will be entitled to a severance payment equal to one (1) month for each month of service (up to a maximum of twelve (12) months) of your then current base salary, less applicable taxes and withholdings (“Severance Payment”), payable in accordance with Wolverine’s normal payroll cycles and severance payment policies and subject to your signing of Wolverine’s standard “General Release of Claims” form. Additionally, we will continue to provide medical and dental insurance for the full time of your severance. We are currently developing a standardized executive severance policy which must be acceptable to and approved by the Compensation Committee of the Company’s Board of Directors. If this new policy is more generous than what is outlined above, you will be entitled to participate in the new policy.

We are very excited about the prospect of having you as a key member of our team and hope this offer meets with your approval. We stand ready to answer any questions you may have. My direct number is 256-580-3960.

Sincerely,

Harold Karp President and Chief Operating Officer

Please indicate your acceptance of this offer by signing in the space provided.

Stephen L. Rudd	Date